Exhibit 10.1

April 11, 2023

Michael Dougherty

2934 Scattered Oaks Street

San Antonio, Texas 78232

Dear Michael:

I am very pleased to extend an employment offer with bioAffinity Technologies, Inc. (the “Company”), a company involved in addressing the urgent need for noninvasive, early-stage cancer diagnosis and targeted cancer treatment.

Your title will be Vice President and Chief Financial Officer. You will report directly to the President and Chief Executive Officer. This is a full-time position. In this position, you will have the responsibilities and authority generally held by, and be required to perform the duties generally provided by persons serving in the role of a Chief Financial Officer and chief accounting officer. You shall devote all of your business time, attention and energy to the Company and shall not, during the term of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage without the written consent of the Company. Your primary place of employment will be at the Company’s offices located in San Antonio, Texas. This offer shall become null and void and of no further force and effect if you do not accept this position by April 18, 2023.

Your start date will be May 1, 2023. Your starting annual salary will be $250,000, payable in accordance with the Company’s regular payroll practices, as in effect from time to time (currently twice per month), and subject to all applicable payroll deductions and withholding for taxes. You also will receive a one-time signing bonus for accepting the position, comprised of both cash and equity. With regard to the cash portion of your signing bonus, on the first Company payroll date following your employment start date, the Company will pay you $30,000, less applicable withholding for taxes. Furthermore, with regard to the equity portion of your signing bonus, you will receive a grant of restricted Company common stock under the Company’s 2014 Equity Incentive Plan (the “Equity Grant”). The number of shares of Company common stock in the Equity Grant will be equal to the quotient obtained by dividing $100,000 by the average of the closing stock price of the Company’s common stock on each of the 30 trading days prior to the date of grant on the Nasdaq Capital Market (Ticker Symbol BIAF). The Equity Grant will vest (meaning the restrictions on the restricted stock will lapse) in equal monthly installments over the 36 months following the date of grant, subject (1) to you providing continuous service to the Company during such time period, and (2) to the closing price of the Company’s common stock averaging at least $5.00 per share for 30 consecutive trading days (the “Performance Requirement”). As an example and for purposes of illustration, if the Performance Requirement is met on the first anniversary of the Equity Grant’s grant date (meaning the closing price of the Company’s common stock averaged at least $5.00 per share for the 30 consecutive trading days prior to the first anniversary of the grant date) and you are still employed by the Company at that time, then one-third of the shares of the Equity Grant would immediately vest and the remaining two-thirds of the Equity Grant would continue to vest in equal monthly installments for the next 24 months subject to your continued service over that remaining time period. The fifth anniversary of the Equity Grant grant date is the deadline for achieving the Performance Requirement. For clarification, if the Performance Requirement is not met on or before the earlier of (A) the date your employment is terminated without cause, or (B) fifth anniversary of the grant date; then the entire Equity Grant shall lapse and be forfeit. The Equity Grant will not occur until the Company receives stockholder approval of a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares of Company common stock available for issuance under the plan. The proposed amendment to the Company’s 2014 Equity Incentive Plan is scheduled to be voted upon at the Company’s upcoming annual stockholders’ meeting on June 6, 2023.

You will be eligible to participate in further equity award grants under the Equity Incentive Plan at the discretion of the Company’s compensation committee after twelve months of employment, or such earlier time as determined by the committee. In addition, you and the CEO will work collaboratively to establish a performance-based Management Bonus Program that may include both cash and equity components. Equity and cash bonuses paid to employees under the Equity Incentive Plan and/or Management Bonus Program are at the discretion of the Company’s compensation committee.

Furthermore, as a full-time employee, you will be eligible for participation in the Company’s health insurance and the 401K retirement plans on the same basis and at the same rates as the Company’s similarly situated employees. Our Employee Handbook includes additional information about corporate policies including accrual of paid-time-off (PTO) and holidays, expense reimbursement, etc. The Company reserves the right to modify, amend, suspend, or terminate any of its incentive, retirement, welfare, fringe benefit or other plans or programs, whether or not described in this letter, in its sole discretion, at any time, subject to applicable law. After we receive your acceptance of this offer, we will provide you with the necessary agreements and forms for employment.

This offer letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or by the Company, with or without cause and with or without advance notice.

This offer letter and any documents and agreements referenced herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

By accepting this offer, you acknowledge and represent and warrant that you are not a party to or bound by any agreement with a third party that would or could reasonably be interpreted to prohibit or restrict you from being employed by the Company or from performing any of your duties in the contemplated position. You also agree to provide the Company with copies of all agreements relating to employment with a third party under which you have an ongoing obligation of confidentiality, non-competition, non-solicitation, or similar restrictive covenants of whatever kind.

We are very excited to have you join our team of professionals who are developing breakthrough cancer diagnostics and targeted cancer therapeutics. I know you will be an important part of our team and the Company’s success.

Thank you for your consideration of this offer. To accept the terms above, please sign and date this offer letter and return it to me.

Sincerely,

bioAffinity Technologies, Inc.

By:	/s/ Maria Zannes
Maria Zannes
President and Chief Executive Officer

Offer Accepted:

/s/ Michael Dougherty	Date:	April 12, 2023
Michael Dougherty